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                                  EXHIBIT 99.1

Martek Biosciences Corporation     Contact: Peter L. Buzy
                                   (410) 740-0081

Abbott Laboratories                Contact: Mary Beth Arensberg, Ph.D.(U.S.)
                                   (614) 624-3948

                                   Laureen Cassidy (Outside U.S.)
                                   (847) 938-7743

FOR IMMEDIATE RELEASE:

 ABBOTT LABORATORIES AND MARTEK BIOSCIENCES CORPORATION SIGN LICENSE AGREEMENT

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ABBOTT PARK, Ill., and COLUMBIA, Md., April 4, 2000 -- Abbott Laboratories
(NYSE:ABT) and Martek Biosciences Corporation (NASDAQ:MATK) today announced that the companies have signed a non-exclusive license agreement for Martek's technology relating to the use of long-chain polyunsaturated fatty acids in infant formulas. The agreement provides for initial cash payments and would give Martek an ongoing royalty upon Abbott's introduction of products using Martek's technology for docosahexaenoic acid ("DHA") and arachidonic acid ("AA").

"These are very exciting times at Martek with the addition of Abbott as a licensee," said Henry Linsert, Jr., Chairman and CEO of Martek Biosciences Corporation. "Abbott is a recognized worldwide leader in infant nutrition. Martek is pleased to partner with Abbott."

"Access to this technology will allow Abbott to better evaluate and invest in global infant formula product improvements," stated Xavier Frapaise, M.D., Vice President Scientific and Medical Affairs, Abbott Laboratories International Division.

Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 57,000 people and markets its products in more than 130 countries. In 1999, the Company's sales and net earnings were $13.2 billion and $2.4 billion, respectively.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The company's products include: (1) specialty, nutritional oils for infant formula, nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health, and in the development of the eyes and central nervous system in newborns; (2) high value reagents and technologies to visualize molecular interactions for drug discovery and development and; (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

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This press release contains forward-looking statements concerning future royalties and license fees and the potential benefits of Martek's oil technology. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitations those factors set forth in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended January 31, 2000 and from time to time in the Company's filings with the Securities and Exchange Commission.

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